SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 11, 2004

Date of Report (Date of earliest event reported)

Tripos, Inc.

(Exact name of registrant as specified in its charter)

Utah	0-23666	43-1454986
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1699 South Hanley Rd., St. Louis, MO   63144

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(314) 647-1099

Not applicable

(Former name or former address, if changed since last report)

Exhibit Index on Page 3

INFORMATION TO BE INCLUDED IN REPORT

Item 4. Changes in Registrant's Certifying Accountant.

a. On April 27, 2004, Ernst & Young LLP advised the registrant, Tripos, Inc. (the "Company"), that such firm will resign as the Company's auditors upon completion of its review of financial information for the first quarter of 2004. Ernst & Young LLP was first retained by the Company to audit its financial statements for the year ended December 31, 1994. Ernst & Young's resignation was effective upon completion of their review on May 5, 2004.

b. The audit reports of Ernst & Young LLP on the financial statements of the Company as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or a disclaimer of opinion, nor was either report of Ernst & Young LLP qualified or modified as to uncertainty, audit scope, or accounting principles.

c. Because Ernst & Young's resignation did not involve any disagreement with the Company, the Company's Audit Committee did not have to take any action regarding the resignation, other than to commence an immediate search for a new accounting firm.

d. In connection with the audits of the two fiscal years ended December 31, 2003, and during the subsequent interim review of the first quarter of 2004 that was completed on May 5, 2004, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused such firm to make reference in connection with their opinion to the subject matter of the disagreement in connection with Ernst & Young's report.

e. The Company has furnished a copy of this Report to Ernst & Young LLP and has requested that such firm furnish the Company with a letter addressed to the Commission stating whether such firm agrees with the statements made by the Company in this Report and, if not, stating the respects in which it does not agree. The response of Ernst & Young LLP is filed as Exhibit 16 to this Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRIPOS, INC.

By: /s/ B. James Rubin

B. James Rubin

Sr. Vice President

Chief Financial Officer

 Date: May 11, 2004

INDEX TO EXHIBITS

Exhibit No. Description

16 Letter dated May 11, 2004 from Ernst & Young LLP to the Commission

Exhibit 16

May 11, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated April 29, 2004 and Form 8-K/A dated May 11, 2004 of Tripos, Inc. and are in agreement with the statements contained in Items 4a., 4b., 4d., and 4e. therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP